June 6, 2012

Mr. Richard Lappenbusch

1463 E. Republican Street #184

Seattle, WA 98112

Subject:       Employment Agreement

Dear Richard:

This letter agreement amends and restates that certain offer letter (the “Initial Employment Letter”) entered into between you and Net Element, Inc. (the “Company”) on February 8, 2011 and terminates that offer. You began your employment with the Company on February 15, 2011 (your “Start Date”). Your continued employment by the Company shall be governed by the following terms and conditions (this “Agreement”). If a Change of Control transaction is not “closed” on November 1, 2012, your employment with the Company will be “at will” at that point, and the Company or you may elect to terminate your employment with 30 days notice with no further obligations.

1. Duties and Scope of Employment. For the term of your employment (your “Employment”), the Company agrees to employ you in the position of Executive Vice President and Chief Strategy Officer (“EVP & CSO”). You will report to the CEO of the Company and/or to a Senior Executive identified by the CEO. The Company will allow for you to work mostly from your own facilities in Seattle, Washington. As a result of working away from corporate headquarters, your role will require travel and telecommuting outside normal business hours. As part of the duties and responsibilities that you will be performing as the EVP & CSO of the Company you will work closely with key portfolio properties and projects of the company in developing strategies, path to profitability and identifying growth opportunities.

2. Cash and Incentive Compensation.

(a) Salary. The Company shall pay you as compensation for your services a base salary at a gross annual rate of $200,000. Such salary shall be payable bi-monthly in arrears and subject to deductions for taxes and other withholdings as required by law.

(b) Regular Bonuses. You are eligible to receive a guaranteed bonus of $50,000, contingent only upon you not have voluntarily resigned your Employment (other than for Involuntary Termination) before December 28, 2012. In addition, you will be eligible for a performance-based bonus at the sole discretion of the Company’s board of directors.

Mr. Richard Lappenbusch

June 6, 2012

(c) Restricted Stock, Incentive Stock Options, and Other Equity Awards.  Currently you own 1,332,834 unrestricted shares in the Company. In addition, the Company has granted you certain restricted stock awards and incentive stock options, pursuant to the second paragraph of your Initial Employment Letter. Effective immediately all incentive stock options will be cancelled and no longer available to you and all unvested restricted shares that exceed 2,067,166 will be cancelled and no longer available to you. Thereafter unvested restricted shares shall vest in full upon the termination of this contract on December 28, 2012 or your dismissal with or without cause, which ever happens first.

3. Vacation/PTO, Employee Benefits and other Incentive Compensation.

(a) Vacation and PTO.  During your Employment you shall be eligible to accrue paid vacation/paid time off at 6.67 hours per pay period, which is equivalent to four weeks on an annual basis. Personal emergency days are generally accrued per company policy. At least five (5) paid working days per year are reserved but not required to complete professional training to maintain professional accreditations. Current vacation balance is retained with no expiration date.

(b) Employee Benefits. You will have access to the standard Company sponsored benefits plan as made available to other officers and executive plans.

4. Business Expenses. The Company will reimburse you for travel and for your necessary and pre-approved business expenses incurred in connection with your duties hereunder, in accordance with the Company’s generally applicable policies. Without limiting the generality of the foregoing, it is expressly acknowledged and agreed that, given that you are based in Seattle, Washington, reasonable business expenses shall include, but not be limited to, computing and access costs and fees for all phone, PC, webcam, microphone, fax, scanner, tablet, printer and various forms of internet access to effectively and generally perform the duties as EVP & CSO. In addition, dues, travel, conference fees and other reasonable costs and expenses to attend or complete professional training to maintain professional accreditations shall also be reimbursed by the Company with prior approval.

5. Employment Term; Continued Employment “At Will”. You and the Company agree that you will remain employed with the Company through December 28, 2012. Thereafter, your Employment shall be “at will,” meaning that either you or the Company shall be entitled to terminate your Employment at any time and for any reason, with or without Cause (as defined below).

6. Severance. If you are terminated by the Company involuntarily without Cause or any termination due to death or Disability or if you experience Involuntary Termination, then you shall be entitled to receive: your equivalent base salary through December 28, 2012, the guaranteed bonus and the unvested restricted shares which shall vest immediately upon termination.

7. Certain Defined Terms.

(a) Definition of “Cause”. For all purposes under this Agreement, “Cause” shall mean: (i) you engaging in knowing and intentional illegal conduct that was or is materially injurious to the Company or its affiliates; (ii) you violating a federal or state law or regulation applicable to the Company’s business which violation was or is reasonably likely to be injurious to the Company; (iii) you materially breaching the terms of any confidentiality agreement or invention assignment agreement between you and the Company; or (iv) you being convicted of, or entering a plea of nolo contendere to, a felony or committing any act of moral turpitude, dishonesty or fraud against, or the misappropriation of material property belonging to, the Company or its affiliates.

Mr. Richard Lappenbusch

June 6, 2012

The cessation of your Employment shall not be deemed to be for Cause unless and until you are sent a written notice of the ground for the termination for “Cause” by the Company finding that, in the good faith opinion of the Company, you are guilty of the conduct described above, and specifying the particulars thereof in detail. If the Company does not deliver to you a notice of termination within ninety (90) days after the later of the date the Company has knowledge that an event constituting Cause has occurred and, where applicable, the date the Company has knowledge of the materiality of the injury to the Company, the event will no longer constitute Cause. You will have fifteen (15) days to cure from the date the notice is received by you.

(b) Definition of “Involuntary Termination”.  For purposes of this Agreement, “Involuntary Termination” shall mean the termination of your Employment with the Company by reason of: (i) your involuntary dismissal or discharge by the Company, or by any acquiring or successor entity (or parent or any subsidiary thereof employing you) for reasons other than Cause, or (ii) your voluntary resignation after the occurrence of one of the following conditions without your prior written consent: (A) a material diminution in your base salary; (B) a material change in geographic location at which you must perform services (a change in location of your office will be considered material only if it increases your current one-way commute by more than fifty (50) miles); (C) any material failure of the successors to the Company after a Change of Control to perform or cause the Company to perform the obligations of the Company under this Agreement; (D) any action or inaction of the Company that constitutes a material breach of the terms of this Agreement; or (E) any other material adverse change in your duties, authorities or responsibilities as specified or cross-referenced in Section l(a), above, in each case, only if you provide notice to the Company of the existence of the applicable condition within 90 days of the initial existence of the condition, the Company fails to remedy the condition within 30 days thereafter, and within the 30 day period immediately following such failure to remedy, you elect to terminate your Employment. The parties intend that this trigger qualify as an involuntary separation from service trigger under Treasury Regulation Section 1.409A-l(n)(2).

(c) Definition of “Disability”.  For all purposes under this Agreement, “Disability” shall mean your inability to perform the essential functions of your position with or without reasonable accommodation for a period of 30 consecutive days because of your physical or mental impairment.

(d) Definition of “Change of Control”.  For all purposes under this Agreement, “Change of Control” shall mean (i) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any merger, consolidation or other form of reorganization in which outstanding shares of the Company are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring entity or its subsidiary) (each a “Merger Transaction”), unless the Company’s stockholders of record as constituted immediately prior to such Merger Transaction will, immediately after such Merger Transaction, hold at least a majority of the voting power of the surviving or acquiring entity (50.1%) in the same proportions, (ii) a sale of all or substantially all of the assets of the Company or the exclusive license of all or substantially all of the Company’s intellectual property by means of any transaction or series of related transactions, or (iii) a liquidation, dissolution or winding up of the Company.

Mr. Richard Lappenbusch

June 6, 2012

8. Successors.

(a) Company’s Successors.  This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets. Any such successor will within a reasonable period of becoming the successor assume in writing and be bound by all of the Company’s obligations under this Agreement. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business or assets that become bound by this Agreement.

(b) Your Successors.  This Agreement and all of your rights hereunder shall inure to the benefit of, and be enforceable by, your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

9. Miscellaneous Provisions.

(a) Indemnification.  The Company agrees that if you are made a party or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action brought against you by the Company) by reason of the fact that you are or were an employee of the Company or are or were serving at the request of the Company, as a director, officer, member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise, you shall be indemnified by the Company to the fullest extent permitted by applicable law and the Company’s certificate of incorporation and by-laws, as the same exists or may hereafter be amended, against all reasonably and actually incurred legal expenses and related costs incurred or suffered by you in connection therewith provided that you cooperate with the Company in connection with such actual or threatened action, suit, proceeding or investigation, and such indemnification shall continue even if you have ceased to be an officer or are no longer employed by the Company and shall inure to the benefit of your heirs, executors and administrators. The Company shall provide you with directors’ and officers’ liability insurance at least as favorable as the insurance coverage provided to other senior executive officers and directors of the Company respecting liabilities, and reasonable legal fees and costs, charges and expenses incurred or sustained by you (or your legal representative or other successors) in connection with any such proceeding. Unless otherwise provided in an indemnification agreement with the Company, no indemnity shall be paid by the Company (i) if it shall be determined by a final judgment or other final adjudication that such remuneration was in violation of law; (ii) if it is finally determined that, in connection with the above action, suit or proceeding, that your conduct was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful; or (iii) if a final decision by a Court having jurisdiction in the matter shall determine that such indemnification is not lawful. Unless otherwise provided in an indemnification agreement with the Company, you agree to reimburse the Company for all reasonable expenses paid by the Company in defending any civil or criminal action suit or proceeding against you in the event and only to the extent that it shall be ultimately determined that you are not entitled to be indemnified by the Company for such expenses under the provisions of applicable law, the Company’s bylaws, this Agreement or otherwise.

Mr. Richard Lappenbusch

June 6, 2012

(b) Parachute Payments.  If any payment or benefit you would receive pursuant to a Change of Control from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount and none of the parachute payments are non-qualified deferred compensation subject to Section 409A of the Code, then the reduction shall occur in the manner you elect in writing prior to the date of payment. If any parachute payment constitutes non-qualified deferred compensation subject to Section 409A or you fail to elect an order, then the reduction shall occur in the following order: first a pro rata reduction of (i) cash payments subject to Section 409A of the Code as non-qualified deferred compensation and (ii) cash payments not subject to Section 409A of the Code, and second a pro rata cancellation of accelerated vesting of (i) equity-based compensation subject to Section 409A of the Code as non-qualified deferred compensation and (ii) equity-based compensation not subject to Section 409A of the Code with, in each case, the cancellation of accelerated vesting being applied first to vesting that is not subject to Treasury Regulation section 1.280G-1 Q/A 24(c) and subsequently to vesting that is subject to such section. Reduction in either cash payments or equity compensation benefits shall be made pro rata between and among benefits which are subject to Section 409A of the Code and benefits which are exempt from Section 409A of the Code. The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change of Control shall perform the foregoing calculations. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. Any good faith determination of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and you.

(c) Notice.  Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid or electronic mail to the email address listed below. In your case, mailed notices shall be addressed to you at the home address that you most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary. Notice delivered to the following shall constitute proper notice pursuant to this section:

Mr. Richard Lappenbusch

June 6, 2012

If to the Company, to:

Net Element, Inc.

1450 South Miami Avenue

Miami, FL 33130

Attn: Mike Zoi, CEO

Email: mzoi@netelement.com

With a copy to:

Bilzin Sumberg Baena Price & Axelrod, LLP

1450 Brickell Avenue, Suite 2300

Miami, FL 33130

Attn: Serge Pavluk

Email: spavluk@bilzin.com

If to You, to:

Richard Lappenbusch

1463 E. Republican Street #184

Seattle, WA 98112

Email: Richlappenbusch@gmail.com

(d) Modifications and Waivers.  No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by you and by an authorized officer of the Company (other than you). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(e) Whole Agreement.  No other agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof.

(f) Choice of Law and Severability.  This Agreement shall be interpreted in accordance with the laws of the State of Florida without giving effect to provisions governing the choice of law. If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any applicable jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the minimum extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect. If any provision of this Agreement is rendered illegal by any present or future statute, law, ordinance or regulation (collectively, the “Law”) then that provision shall be curtailed or limited only to the minimum extent necessary to bring the provision into compliance with the Law. All the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation.

Mr. Richard Lappenbusch

June 6, 2012

(g)  Authority.  The Company represents and warrants that (i) the execution of this Agreement has been duly authorized by the Company, including action of the Board, (ii) the execution, delivery and performance of this Agreement by the Company does not and will not violate any law, regulation, order, judgment or decree or any agreement, plan or corporate governance document of the Company and (iii) upon the execution and delivery of this Agreement, this Agreement shall be the valid and binding obligation of the Company, enforceable in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(h) Arbitration. The Parties hereby submit to the exclusive jurisdiction of the American Arbitration Association (AAA). Any and all disputes and controversies arising under, relating to or in connection with this Note shall be settled exclusively by arbitration by a panel of one (1) arbitrator under the Commercial Rules of the AAA and the appointing authority shall be the AAA. The English language shall be used as the written and spoken language for the arbitration and all matters connected with all references to arbitration. Each Party hereby irrevocably waives any right it may have to object to an action being brought in the AAA, to claim that the claim has been brought in an inconvenient forum or to claim that the AAA does not have exclusive jurisdiction, provided that proceedings may be brought in another jurisdiction in order to enforce a judgment of the courts of the AAA.

(i) Attorneys Fees. In the event of a dispute between the parties, the prevailing party shall be entitled to all reasonable attorneys’ fees and costs incurred in connection with any trial, arbitration, or other proceeding as well as all other relief granted in any suit or other proceeding.

(j)  Counterparts.  This Agreement may be executed in two or more counterparts; each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(k) Representation by Counsel. By countersigning below, You hereby represent and acknowledge that you have reviewed this letter agreement in its entirety, have had an opportunity to obtain the advice of counsel prior to executing this letter agreement and fully understand all provisions of this letter agreement.

Sincerely,
Net Element, Inc.

/s/ Jonathan New .
By Jonathan New, CFO
06/06/2012

Mr. Richard Lappenbusch

June 6, 2012

ACCEPTED AND AGREED:

    /s/ Richard Lappenbusch     .

Richard Lappenbusch

06/06/2012